Exhibit 99.1

TriVascular Technologies, Inc. Reports Second Quarter Financial Results

Santa Rosa, Calif., August 4, 2015 – TriVascular Technologies, Inc. (NASDAQ:TRIV), manufacturer of the Ovation Prime® Abdominal Stent Graft System, today reported financial results for the second quarter ended June 30, 2015.

Recent Accomplishments:

•	Second quarter revenue of $9.7 million, up 24.8% over the second quarter of 2014 as reported, and 29.7% on a constant currency basis
•	Second quarter gross margin of 61.4%, an increase from 55.6% in the second quarter of 2014
•	Enrollment completed in FDA PMA post approval study; LIFE study enrollment exceeds 100 patients
•	FDA approval received for Ovation iX™ Abdominal Stent Graft System, completing U.S. approval of the Ovation iX platform
•	CRG debt facility modified to provide up to $30 Million in additional debt financing

“We are pleased with our second quarter results which reflect a rebound in revenue growth, and are indicative of TriVascular’s technology and service strength and long term growth potential,” said President and Chief Executive Officer, Chris Chavez. “Physicians are increasingly adopting the Ovation® system, which is an innovative, less invasive, clinically proven solution approved by the FDA to treat the broadest range of AAA anatomies, while also preserving and protecting the aortic neck. We continue investing to improve our commercial capabilities, and are advancing both product development and clinical research initiatives to further improve and expand EVAR safely for more patients.”

Second Quarter Financial Results

Revenue for the three months ended June 30, 2015 increased 24.8% to $9.7 million, from $7.8 million in the same period of the prior year.  This increase was primarily attributable to the growth of the U.S. business as the U.S. field sales organization gained traction and customer utilization increased. Geographically, revenue in the United States was $7.0 million, an increase of 36.1% from the three months ended June 30, 2014. International revenue totaled $2.7 million, an increase of 2.6% from the three months ended June 30, 2014.  On a constant currency basis international and worldwide revenue increased 15.6% and 29.7%, respectively, in the quarter.

Gross margin for the second quarter of 2015 was 61.4%, up from 55.6% in the three months ended June 30, 2014. The increase in gross margin was primarily due to spreading manufacturing overhead costs over higher production volumes.

Operating expenses for the second quarter of 2015 were $18.8 million, an increase of 10% compared to the second quarter of 2014. The increase in operating expenses was driven primarily by an increase in selling, marketing and general and administrative expenses.

Loss from operations for the second quarter of 2015 was $12.8 million, compared to $12.7 million for the second quarter of 2014. Net loss for the second quarter of 2015 was $14.9 million, compared to $14.6 million for the second quarter of 2014. Adjusted EBITDA, a non-GAAP measure, was a loss of $11.5 million for the second quarter of 2015 compared to $11.9 million in the second quarter of 2014.

Cash and cash equivalents and short term investments were $52.7 million as of June 30, 2015.

2015 Financial Guidance

The Company maintained its previously issued financial guidance which anticipates revenue for full-year 2015 to be in the range of $36 million to $39 million, reflecting year-over-year growth of approximately 13% to 23% over 2014 on a reported basis and 17% to 27% on a constant currency basis.  Gross margin is expected to be between 60% and 62%.

Conference Call

Management will host an investment community conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Individuals interested in listening to the conference call may dial (844) 831-3024 for domestic callers or (315) 625-6887 for international callers (Conference ID: 72827371), or access the webcast on the “Investors” section of the Company’s web site at: www.trivascular.com. The webcast will be available on the Company’s web site for 14 days following the completion of the call.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA and of constant currency revenue growth percentage. We evaluate our results of operations on an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe presenting constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. We define EBITDA as net loss plus interest expense, income tax expense, and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus stock-based compensation expense and the change in value of our warrants. For a reconciliation of Adjusted EBITDA to the most comparable GAAP financial measure of net loss, please refer to the table appearing at the end of this press release. We present Adjusted EBITDA because we believe it is a useful indicator of our operating performance. Our management uses Adjusted EBITDA principally as a measure of our operating performance, and believes that Adjusted EBITDA is useful to our investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. Our management also uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections. Adjusted EBITDA should not be considered in isolation or as a substitute for a measure of our liquidity or operating performance prepared in accordance with U.S. GAAP, and is not indicative of net loss from operations as determined under GAAP. Adjusted EBITDA and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate our liquidity or financial performance. Adjusted EBITDA does not include certain expenses that may be necessary to review our operating results and liquidity requirements. Our definition and calculation of Adjusted EBITDA may differ from that of other companies. In addition, to facilitate the explanation of the earnings per share calculation for the three and six month periods ended June 30, 2015 and 2014, we are also providing a pro forma calculation reflecting conversion of our convertible preferred stock in connection with the closing of our initial public offering in April 2014.

About TriVascular Technologies, Inc. - TriVascular is a medical device company developing and commercializing innovative technologies to significantly advance minimally invasive treatment of abdominal aortic aneurysms. The company manufactures the Ovation Prime Abdominal Stent Graft System, the lowest profile FDA-approved endovascular aortic repair (EVAR) system, which utilizes a novel, polymer-based sealing mechanism. TriVascular is based in Santa Rosa, California.

Forward-Looking Statements

In addition to the historical information, this press release contains forward-looking statements with respect to our business, capital resources, strategic initiatives, financial outlook and growth. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; continued market acceptance of our endovascular aortic repair systems; our ability to manufacture our products to meet demand; the level and availability of third party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; our ability to develop new or complementary technologies; the regulatory requirements applicable to us and our competitors; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; product liability claims; and general economic and worldwide business conditions. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed with the SEC on March 9, 2015 and our other filings with the SEC, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter ended June 30, 2015 are not necessarily indicative of our operating results for any future periods.

Company Contact:

Michael R. Kramer

Chief Financial Officer

(707) 543-8709

Media Contact:

Vivek K. Jayaraman

VP, Global Sales & Marketing

(707) 543-8804

vivek.jayaraman@trivascular.com

Investor Relations Contact:

Westwicke Partners

Jamar Ismail

(415) 513-1282

Jamar.ismail@westwicke.com

-- Financial Tables Follow --

TriVascular Technologies, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(unaudited)
Revenue	$9,733	$7,798	$17,758	$14,832
Cost of goods sold	3,758	3,463	7,118	7,128
Gross profit	5,975	4,335	10,640	7,704
Operating expenses:
Sales, general and administrative	14,689	13,008	28,856	25,200
Research and development	4,099	4,066	8,144	7,872
Total operating expenses	18,788	17,074	37,000	33,072
Loss from operations	(12,813)	(12,739)	(26,360)	(25,368)
Other income (expense):
Interest expense	(1,912)	(2,454)	(3,786)	(4,143)
Interest income and other income (expense), net	(66)	698	(215)	616
Loss before income tax expense	(14,791)	(14,495)	(30,361)	(28,895)
Provision for income tax	65	77	132	100
Net loss	$(14,856)	$(14,572)	$(30,493)	$(28,995)

Net loss per share, basic and diluted	$(0.73)	$(0.87)	$(1.50)	$(3.30)

Weighted average shares used to compute net loss per share, basic and diluted	20,373	16,810	20,286	8,789

Other comprehensive (loss) income:
Change in foreign currency translation adjustment	223	(27)	69	(47)
Change in unrealized (loss) gain on short-term investments	(2)	-	8	-
Other comprehensive income (loss)	221	(27)	77	(47)
Comprehensive loss	$(14,635)	$(14,599)	$(30,416)	$(29,042)

Non-GAAP Financial Measures Reconciliation – Pro Forma Net Loss Per Share

To facilitate the explanation of the earnings per share calculation for the three and six months ended June 30, 2015 and 2014, we are also providing a pro forma calculation reflecting conversion of our convertible preferred stock in connection with the closing of our initial public offering in April 2014. Pro forma basic and diluted net loss per share were computed to give effect to the conversion of the convertible preferred stock which were automatically converted into common stock upon the closing of our initial public offering using the as-if converted method into common shares as though the conversion had occurred as of January 1, 2014 or the original date of issuance, if later. The following table summarizes the unaudited pro forma net loss per share (in thousands, except for per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(unaudited)

Numerator
Net Loss	$(14,856)	$(14,572)	$(30,493)	$(28,995)
Add: Pro forma adjustment to reverse the mark-to-market adjustments attributable to the convertible preferred stock warrants	-	(703)	-	(633)
Pro forma net loss	$(14,856)	$(15,275)	$(30,493)	$(29,628)

Denominator
Weighted average shares used to compute net loss per share, basic and diluted	20,373	16,810	20,286	8,789
Add: Pro forma adjustments to reflect weighted average effect of conversion of convertible preferred stock	-	1,912	-	6,703
Weighted average shares used to compute pro forma net loss per share, basic and diluted	20,373	18,722	20,286	15,492

Pro forma net loss per share, basic and diluted	$(0.73)	$(0.82)	$(1.50)	$(1.91)

Non-GAAP Financial Measures Reconciliation – EBITDA and Adjusted EBITDA

The following table presents a reconciliation of net loss to EBITDA and Adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(unaudited)

Net Loss	$ (14,856)	$ (14,572)	$(30,493)	$ (28,995)
Interest expense	1,912	1,739	3,786	3,428
Interest expense, recognition of unamortized discount on repayment of note payable	-	715	-	715
Provision for income taxes	65	77	132	100
Depreciation & amortization	121	132	243	273
EBITDA	(12,758)	(11,909)	(26,332)	(24,479)
Stock-based compensation	1,258	673	2,305	1,135
Change in value of warrants	-	(703)	-	(633)
Adjusted EBITDA	$ (11,500)	$ (11,939)	$(24,027)	$ (23,977)

TriVascular Technologies, Inc.

Consolidated Balance Sheets

(in thousands, except par value)

	June 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$ 21,966	$ 32,896
Short-term investments	30,747	46,084
Accounts receivable	6,804	6,565
Inventories, net	9,139	8,570
Prepaid expenses and other current assets	2,953	2,932
Total current assets	71,609	97,047
Property and equipment, net	1,057	1,248
Goodwill	8,259	8,259
Other intangible assets	1,182	1,182
Other assets	753	797
Total assets	$ 82,860	$ 108,533
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$ 2,970	$ 1,862
Accrued liabilities and other	7,619	8,465
Total current liabilities	10,589	10,327
Notes payable	56,214	55,004
Other long term liabilities	3,382	3,629
Total liabilities	70,185	68,960

Stockholders’ equity Preferred stock, $0.01 par value, 5,000 shares authorized, 0 shares issued and outstanding at June 30, 2015 and December 31, 2014	-	-
Common stock, $0.01 par value, 100,000 shares authorized,
20,396 and 20,168 shares issued and outstanding at
June 30, 2015 and December 31, 2014, respectively	204	202
Additional paid-in capital	338,960	335,445
Accumulated other comprehensive income	(102)	(180)
Accumulated deficit	(326,387)	(295,894)
Total stockholders’ equity	12,675	39,573

Total liabilities and stockholders’ equity	$ 82,860	$ 108,533